Exhibit 10.1

March 29, 2023

Lillian Etzkorn
VIA email:

Dear Lillian:

We are pleased to extend an offer of employment to you as EVP & Chief Financial Officer of Lippert Components, Inc. (“Company” or “Lippert”). In this role you will be a duly appointed officer of the Company and will report to Jason Lippert, President & CEO, with a start date of April 17, 2023. Below is an outline of the compensation and benefits package the Company is offering for your consideration:

Salary: $525,000 (Five Hundred Twenty-Five Thousand Dollars) less applicable taxes and withholdings. You will be paid on a weekly basis, in accordance with Lippert's payroll practices and procedures for team members. Your pay will be subject to change from time to time based upon your job performance.

Short Term Incentive Compensation: You will be eligible to participate in the Company’s management incentive compensation plans, adopted by the Company from time to time, in the Company’s discretion and in accordance with such plans’ terms and conditions. Your target short-term incentive compensation for fiscal year 2023, payable in fiscal year 2024, is $472,500 (Four Hundred Seventy-Two Thousand Five Hundred Dollars), prorated for the number of months of the calendar year 2023 during which you are employed by the Company. The target(s) necessary to earn such prorated incentive compensation have been established by the Company in its 2023 management incentive compensation plan applicable to its Named Executive Officers and can be provided upon request.

Equity Awards: Equity awards are granted and approved by the Board of Directors of LCI Industries, in its discretion, and subject to the terms and conditions of the LCI Industries 2018 Omnibus Incentive Plan. You will be eligible to receive $472,500 (Four Hundred Seventy-Two Thousand Five Hundred Dollars) in restricted stock unit (“RSU”) value and $600,000 (Six Hundred Thousand Dollars) in performance stock unit (“PSU”) value. For 2023 the RSU and PSU awards will be prorated for the number of months during the calendar year 2023 during which you are employed by the Company. The RSUs and PSUs are governed by those certain award agreements to be entered into between you and the Company upon the grant of such awards. The target(s) necessary to earn such prorated stock-based awards shall be established by the Company in its 2023 management incentive compensation plans.

Auto Allowance: The Company will provide an automobile allowance of $750 per month, less applicable withholdings, in accordance with the Company’s automobile policy, together with reimbursement for gasoline, customary insurance, maintenance and registration fees on presentation of expense vouchers, to be used in connection with the business of the Company.

Team Member Benefits: As a full-time team member, you will be eligible to participate in company-sponsored team member benefit programs that include, but are not limited to, LCI's group medical, dental, vision, short-term and long-term disability and life insurance plans. Details of the benefit programs are contained in plan documents and summary plan descriptions that will be provided to you once you begin employment with the Company. Eligibility begins on the first of the month following your first sixty (60) days with the Company.

Long Term Disability: To supplement standard long-term disability coverage, the Company shall maintain, to the extent such coverage is available on commercially reasonable terms (as determined by the Company in its discretion), at no cost to you, disability insurance (subject to the terms and conditions of the underlying policy) providing for weekly payments in the event you are disabled, in the amount of not less than $120,000 per year. Such payments shall continue for the maximum available term after the commencement of disability.

401(k) Retirement Savings Plan (the “Plan”): The Company will make matching contributions of 100% on the first 3% of compensation you contribute to the Plan plus 50% on the next 2% of compensation you contribute to the Plan. Annual contribution limits are as defined by the IRS. You are eligible to participate after sixty (60) days of employment with the Company. Eligibility begins on the first of the month following your first sixty (60) days with the Company.

Deferred Compensation Program: You will be eligible to participate in the Executive Deferred Compensation Program adopted by the Company for the benefit of its executives.

Employment Agreement: Once approved by the Board of Directors of the Company, you will be provided an employment agreement with an initial term through 2025, with auto renew for 12 month terms thereafter, unless earlier terminated.

Relocation Expenses: The Company will reimburse your reasonable and customary moving expenses and related costs. In all cases receipts may be required prior to reimbursement.

Pre-employment Screening: This employment offer is contingent upon successful completion of our new orientation process, a background investigation and substance abuse screening.

Lillian, we are very excited to offer you this employment opportunity and believe you will make significant contributions toward our future success. Please indicate your acceptance by signing in the space provided below and return via email to me at epruitt@lci1.com.

We look forward to having you on the LCI Team! Sincerely,

/s/ Eileen Pruitt
Eileen Pruitt
EVP, CHRO & Sr. Legal Counsel
Phone: 574.304.9633

By signing below, I agree to accept employment with Lippert under the terms outlined herein.

/s/ Lillian Etzkorn                    3/30/2023

Lillian Etzkorn          Date